Exhibit 99.1

LAMF Global Ventures Corp. I Announces

Fourth and Fifth Extension of Deadline to Complete Initial Business Combination

Los Angeles, CA, February 12, 2024 – LAMF Global Ventures Corp. I (Nasdaq: LGVCU, LGVC, LGVCW) (“LAMF” or the “Company”), announced today that on February 12, 2024, its board of directors (the “Board”) decided to extend the date by which the Company must consummate an initial business combination (the “Deadline Date”) from February 16, 2024 to April 16, 2024. This is the fourth and fifth of up to six one-month extensions of the Deadline Date available to the Company pursuant to its amended and restated memorandum and articles of association.

About LAMF Global Ventures Corp. I

LAMF Global Ventures Corp. I is a special purpose acquisition company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. LAMF is sponsored by affiliated parties of LAMF LLC (d/b/a Los Angeles Media Fund), a multifaceted media and entertainment company whose primary business is financing and producing feature films, television series, documentary projects and live events, the management of professional athletes, and investing in complementary technology businesses to the foregoing. LAMF is led by Jeffrey Soros, its Chairman, and Simon Horsman, its Chief Executive Officer, the co-founders of LAMF LLC. The members of LAMF’s sponsor also include affiliates of 10X LLC (“10X Capital”), an investment firm connecting Wall Street with Silicon Valley. 10X Capital invests across the capital structure, with a focus on companies using technology to disrupt major industries, including finance, healthcare, natural resources, transportation, infrastructure, agriculture and real estate. LAMF’s securities are traded on Nasdaq under the ticker symbols LGVC, LGVCU and LGVCW.

Contact

For investors, please contact:

Simon Horsman

simon@lamfglobal.com